Exhibit 10.1

MASTER FRAMEWORK AGREEMENT
This MASTER FRAMEWORK AGREEMENT (this “Framework Agreement”), is made and entered into as of January 26, 2022 (the “Effective Date”), by and between:
(i) MUFG BANK, LTD., NEW YORK BRANCH, a Japanese banking corporation acting through its New York Branch (“Buyer”); and
(ii) USCC EIP LLC, a Delaware limited liability company (“Seller”).
Each of Buyer and Seller may also be referred to herein individually as a “Party”, and collectively as the “Parties”.
RECITALS
WHEREAS, Seller owns Receivables and Buyer wishes to provide Seller with a facility pursuant to which Buyer may purchase Receivables from Seller from time to time subject to the terms and conditions hereof.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants, agreements and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
1.    Interpretation.
1.1    Definitions. All capitalized terms used in this Framework Agreement (including its recitals, Exhibits and Schedules) shall, unless defined herein, have the respective meanings set forth in Schedule 1 hereto.
1.2    Construction.
(a)    The headings, sub-headings and table of contents in this Framework Agreement shall not affect its interpretation. References in this Framework Agreement to Sections, Exhibits and Schedules shall, unless the context otherwise requires, be references to Sections of, and Exhibits and Schedules to, this Framework Agreement.
(b)    Words denoting the singular number only shall include the plural number also and vice versa; words denoting one gender only shall include the other genders and words denoting persons shall include firms and corporations and vice versa.
(c)    References to a Person are also to its permitted successors or assigns.
(d)    References in this Framework Agreement to any agreement or other document shall be deemed also to refer to such agreement or document as amended or varied or novated from time to time.
(e)    References to an amendment include a supplement, novation, restatement or re-enactment, and “amend” and “amended” (or any of their derivative forms) will be construed accordingly.
(f)    Reference to a time of day is a reference to New York City, New York time.
(g)    “Include”, “includes” and “including” shall be deemed to be followed by the words “without limitation.”
(h)    “Hereof”, “hereto”, “herein” and “hereunder” and words of similar import when used in this Framework Agreement refer to this Framework Agreement as a whole and not to any particular provision of this Framework Agreement.
(i)    References to a “writing” or “written” include any text transmitted or made available on paper or through electronic means.
(j)    References to “$”, U.S. Dollars or otherwise to dollar amounts refer to the lawful currency of the United States.
(k)    References to a law include any amendment or modification to such law and any rules and regulations issued thereunder, whether such amendment or modification is made, or issuance of such rules and regulations occurs, before or after the Effective Date.
2.    Transaction Agreements.
2.1    Agreements to be Executed at the Closing. Concurrently with this Framework Agreement, the Parties intend to execute the following additional agreements (together with this Framework Agreement and each Confirmation entered into during the Facility Term, the “Transaction Agreements”) to which they are party:
(a)    the Master Repurchase Agreement;

(b)    the Fee Letter; and
(c)    the Guaranty.
2.2    Definitions. When used in any Transaction Agreement, capitalized terms not otherwise defined therein will, to the extent defined herein, have the meanings set forth in this Framework Agreement (including Schedule 1).
3.    Closing; Closing Deliveries.
3.1    Closing. Subject to the terms and conditions of this Framework Agreement, the transactions contemplated in this Framework Agreement to occur concurrently with the execution hereof (other than the entry into any Confirmations) will take place at a closing (the “Closing”) to be held on the Effective Date at a mutually agreeable location or by the exchange of electronic documentation.
3.2    Seller Closing Deliverables. At the Closing or prior to the Closing, Seller will deliver, or cause to be delivered, to Buyer:
(a)    an executed counterpart to each of the Transaction Agreements (other than any Confirmations) to which it is a party;
(b)    a counterpart of the Guaranty executed by Guarantor;
(c)    a certificate of the Secretary or an Assistant Secretary of Seller, dated the Effective Date, certifying as to (i) the incumbency of the officers of Seller executing the Transaction Agreements, (ii) attached copies of Seller’s certificate of formation and limited liability company agreement; and (iii) copies of all limited liability company approvals and consents of Seller that are required by it in connection with entering into, and the exercise of its rights and the performance of its obligations under, the Transaction Agreements;
(d)    a certificate of the Secretary or an Assistant Secretary of Guarantor, dated the Effective Date, certifying as to (i) the incumbency of the officer(s) of Guarantor executing the Guaranty, (ii) attached copies of Guarantor’s certificate of incorporation and bylaws; and (iii) copies of all corporate approvals and consents of Guarantor that are required by it in connection with entering into, and the exercise of its rights and the performance of its obligations under, the Guaranty;
(e)    a customary legal opinion or opinions, in form and substance satisfactory to Buyer, with respect to Seller opining on existence, due authorization and execution, absence of conflicts with Organizational Documents and with the Credit Facility Documents and the Securitization Facility Documents, binding nature of obligations, absence of violations of, and absence of consents under, certain U.S. Federal and New York State laws and creation and perfection of security interests;
(f)    a customary legal opinion or opinions, in form and substance satisfactory to Buyer, with respect to Guarantor opining on existence, due authorization and execution, absence of conflicts with Organizational Documents and with the Credit Facility Documents, binding nature of obligations, and absence of violations of, and absence of consents under, certain U.S. Federal and New York State laws;
(g)    results of UCC lien searches with respect to Seller for the State of Delaware as of a date not more than thirty (30) days prior to the Closing; and
(h)    a fully prepared UCC-1 financing statement describing the Collateral.
3.3    Buyer Closing Deliverables. At the Closing or prior to the Closing, Buyer will deliver to Seller:
(a)    an executed counterpart to each of the Transaction Agreements (other than any Confirmations) to which it is a party; and
(b)    an executed copy of IRS Form W-8ECI.
4.    Transactions.
4.1    Requests for Transactions.
(a)    Transaction Notices. Seller may, from time to time during the Facility Term, deliver a written notice, substantially in the form attached hereto as Exhibit A (a “Transaction Notice”) to Buyer requesting that Buyer enter into a Transaction on any Permitted Business Day; provided that no Permitted Business Day may be selected that would result in two Transactions being outstanding at any one time. Such notice (i) shall be delivered to Buyer not less than three (3) Business Days prior to such proposed Permitted Business Day, (ii) shall include a completed forms of Confirmations for such Transaction (including the proposed Purchase Price (which shall not exceed the Maximum Purchase Price and shall be not be less than $5,000,000 and shall be in minimum increments of $1,000,000) but excluding the terms thereof pertaining to Pricing Rate, Price Differential and Repurchase Price), and (iii) shall be accompanied by a copy of the Portfolio Report.

(b)    Buyer’s Option to Proceed or Decline. Following receipt of a properly completed Transaction Notice and other documentation specified in Section 4.1(a), Buyer may, at its sole discretion, elect to either (i) so long as the Funding Conditions with respect to such proposed Transaction have been satisfied or waived by Buyer, enter into the proposed Transaction with Seller on the terms set forth in the Transaction Notice (with such modifications as Buyer and Seller shall have agreed) by delivering to Seller the finalized and executed Confirmation evidencing such Transaction and paying any applicable Funded Purchase Price in accordance with Section 4.1(c) below or (ii) decline Seller’s request to enter into such Transaction (in which case Buyer shall deliver written notice of such election promptly after determining to make such election (but in any event not later than the second Business Day immediately preceding the proposed Purchase Date specified in the Transaction Notice)). To the extent Buyer wishes to proceed with the Transaction, Buyer shall, no later than 2:00 p.m. on the Business Day immediately preceding the proposed Purchase Date, deliver to Seller a fully completed draft Confirmation with respect to the proposed Transaction. In the event Seller and Buyer disagree with respect to any portion of the draft Confirmation or in the event Buyer determines that any applicable Funding Conditions are not, or will not be, satisfied as of the relevant Purchase Date, Seller or Buyer (as applicable) shall promptly notify the other of the same, and Seller and Buyer shall, subject to Section 4.1(d), cooperate expeditiously and in good faith to resolve any such matters (to the extent the same are capable of being resolved). If, notwithstanding such efforts, such disagreement is not resolved or the applicable Funding Conditions are not satisfied or waived as of the proposed Purchase Date, then no Transaction shall be entered into on such proposed Purchase Date.
(c)    Confirmation and Closings. In the event Buyer elects to enter into the proposed Transaction, Buyer shall, subject to satisfaction of the Funding Conditions, enter into such Transaction by executing and delivering to Seller the finalized and executed Confirmation evidencing such Transaction in accordance with the Master Repurchase Agreement at or prior to the time of closing for such Transaction. Concurrently with its delivery of such Confirmation, Buyer shall pay the Funded Purchase Price (if any) for the Transaction in accordance Section 7.1 hereof and the terms of the Master Repurchase Agreement and such Confirmation, whereupon Seller will sell and assign, and Buyer will purchase, the Seller Receivables subject to such Transaction. The closing of such Transaction and payment of any such Funded Purchase Price shall occur at or before 2:00 p.m. on the applicable Purchase Date (or such later time on such Purchase Date as Seller and Buyer may agree).
(d)    UNCOMMITTED ARRANGEMENT. SELLER AND BUYER ACKNOWLEDGE THAT THIS IS AN UNCOMMITTED ARRANGEMENT. PROPOSED TRANSACTIONS FOR THE SALE OF RECEIVABLES BY SELLER SHALL BE REQUESTED AT SELLER’S SOLE AND ABSOLUTE DISCRETION, AND ACCEPTANCE OF ANY SUCH REQUESTS AND ENTRY INTO ANY SUCH TRANSACTIONS BY BUYER SHALL BE AT BUYER’S SOLE AND ABSOLUTE DISCRETION.
4.2    [Reserved].
4.3    Funding Conditions.
(a)    The obligation of Buyer to enter into a Transaction shall be subject to satisfaction of the following conditions (in each case, as of the applicable Purchase Date) (together, the “Funding Conditions”):
(i)    solely with respect to the initial Transaction, each of the items required to be delivered by Seller pursuant to Section 3.2 shall have been delivered in accordance with the terms hereof;
(ii)    all amounts (if any) then due and owing by Seller under the Fee Letter shall have been paid in full;
(iii)    [reserved];
(iv)    the Transaction Notice (including the Portfolio Report required to be included therewith), shall have been duly delivered to Buyer in accordance with Section 4.1(a);
(v)    Seller shall have delivered to Buyer a duly executed counterpart to the Confirmation with respect to such Transaction;
(vi)    each of the representations and warranties of Seller and Guarantor (as applicable) set forth in the Transaction Agreements (giving effect to the entry into such Transaction) shall be true and correct in all material respects (except that any representation or warranty that is subject to any materiality qualification shall be true and correct in all respects);
(vii)    the Purchase Date for such Transaction shall be a Business Day occurring no later than five (5) Business Days prior to the Facility Expiration Date;
(viii)    Buyer shall have received the full amount of Funded Repurchase Price (if any) due and payable by Seller on such Purchase Date;
(ix)    no Potential Event of Default or Event of Default shall have occurred and be continuing;
(x)    after entering into such Transaction only one Transaction will be outstanding; and
(xi)    in the case of the initial Transaction, Seller shall have paid the fees payable by it pursuant to the last sentence of Section 8.2.
4.4    Funding of Transaction Repurchase Prices. On each Repurchase Date for a Transaction on which Funded Repurchase Price is payable by Seller pursuant to the Transaction Agreements (including, for the avoidance of doubt, on the Facility Expiration Date), Seller shall fund the Funded Repurchase Price for such Transaction by wire transfer of immediately available funds to the account of Buyer specified in Schedule 2, no later than 12:00 p.m. on such Repurchase Date.

5.    Representations and Warranties; Certain Covenants.
5.1    Representations and Warranties of Seller. Seller represents to Buyer as of the Effective Date and each Purchase Date that:
(a)    Organization and Good Standing. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the state of its formation, and has the limited liability company power to own its assets and to transact the business in which it is currently engaged, and to execute, deliver and perform its obligations under this Framework Agreement and the other Transaction Agreements to which it is a party.
(b)    Due Qualification. Seller is duly qualified to do business as a foreign company and is in good standing in each jurisdiction in which the character of the business transacted by it or properties owned or leased by it requires such qualification and in which the failure so to qualify could reasonably be expected to have a material adverse effect on the business, properties, assets, or condition (financial or otherwise) of Seller, or Seller’s ability to perform its applicable duties under this Framework Agreement and the other Transaction Agreements to which it is a party.
(c)    Authorization; Binding Obligations. Seller has the power and authority to make, execute, deliver and perform this Framework Agreement and the other Transaction Agreements to which Seller is a party and all of the transactions contemplated under this Framework Agreement and the other Transaction Agreements to which Seller is a party, and has taken all necessary limited liability company or corporate action, as applicable, to authorize the execution, delivery and performance of this Framework Agreement and the other Transaction Agreements to which it is a party. This Framework Agreement and each other Transaction Agreement to which Seller is a party has been duly executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable in accordance with their terms, except as enforcement of such terms may be limited by applicable Insolvency Laws, any applicable law imposing limitations upon, or otherwise affecting, the availability or enforcement of rights to indemnification hereunder, and by the availability of equitable remedies.
(d)    Licensing. Seller is properly licensed in each jurisdiction to the extent required by the laws of such jurisdiction in order to originate, acquire or own the Receivables.
(e)    No Violations. Seller’s execution, delivery and performance of this Framework Agreement and the other Transaction Agreements to which it is a party will not violate any existing law or regulation or any order or decree of any court or Governmental Authority in any material respect or the certificate of formation or limited liability company agreement of Seller or constitute a breach of any material mortgage, indenture, contract or other agreement to which Seller is a party or by which it or any of its properties may be bound.
(f)    No Proceedings. There are no Proceedings or investigations pending or, to the best knowledge of Seller, threatened, against Seller before any Governmental Authority (i) asserting the invalidity of this Framework Agreement or any other Transaction Agreement to which it is a party, (ii) seeking to prevent the consummation of any of the transactions contemplated by this Framework Agreement or any other Transaction Agreement to which it is a party, (iii) seeking any determination or ruling that, in the reasonable judgment of Seller, would materially and adversely affect the performance by Seller of its obligations under this Framework Agreement or the other Transaction Agreements to which it is a party, or (iv) seeking any determination or ruling that would materially and adversely affect the validity or enforceability of this Framework Agreement or any other Transaction Agreement to which it is a party which, in each case, if adversely determined would be reasonably likely to result in a material adverse effect on the transactions contemplated by, or Seller’s ability to perform its obligations under, this Framework Agreement or any other Transaction Agreement to which it is a party.
(g)    All Consents. All authorizations, consents, orders or approvals of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by Seller in connection with the execution and delivery by Seller of this Framework Agreement and the other Transaction Agreements to which it is a party and the performance by Seller of the transactions contemplated by this Framework Agreement and the other Transaction Agreements to which it is a party have been duly obtained, effected or given and are in full force and effect, except for those which the failure to obtain would not have a material adverse effect on this Framework Agreement or the other Transaction Agreements to which it is a party or the transactions contemplated hereby or thereby, or on the ability of Seller to perform its obligations under this Framework Agreement or the other Transaction Agreements to which it is a party.
(h)    Investment Company Act. Seller is not required to register as an “Investment Company” under (and as defined in) the Investment Company Act.
(i)    No Defaults. No Event of Default or Potential Event of Default has occurred and is continuing, or would result from the entry into the proposed Transaction on the applicable Purchase Date.
(j)    No Insolvency Event. No Insolvency Event with respect to Seller has occurred and each transfer of the Receivables by Seller to Buyer has not been made in contemplation of the occurrence thereof.
(k)    Beneficial Ownership Rule. Seller is wholly-owned by an entity (other than a bank) whose common stock or analogous equity interests are listed on the New York Stock Exchange or the American Stock Exchange or have been designated as a NASDAQ National Market Security listed on the NASDAQ stock exchange (as used in this clause, a “listed entity”) or that is organized under the laws of the United States or of any state and at least 51 percent of whose common stock or analogous equity interest is owned by a listed entity and is excluded on that basis from the definition of Legal Entity Customer as defined in the Beneficial Ownership Rule.
(l)    Market Value. As of the applicable date specified in the Portfolio Report delivered in connection with a Transaction Notice for such Purchase Date, the aggregate Market Value of the Seller Receivables that would be selected in accordance with the Ordering Priority on such date for inclusion in in the applicable Transaction Portfolio if such date were the Purchase Date is equal to or greater than 125% of the proposed Purchase Price for such Purchase Date.

5.2    Asset Representations and Warranties. Seller represents and warrants to Buyer as of the applicable Transfer Date with respect to each Purchased Receivable included in the Transaction Portfolio for the Transaction being entered into or in effect as of such Transfer Date (or, in the case of Section 5.2(a) and (b), with respect to the Portfolio Report delivered in connection with such Transaction), that:
(a)    Accuracy of Information. The information set forth in each Portfolio Report delivered by Seller pursuant to the Transaction Agreements is true and correct in all material respects as of the applicable date specified therein and, in the case of any Full Portfolio Report, such Full Portfolio Report includes an accurate and complete listing in all material respects of all the Receivables required to be included therein pursuant to the terms of the Transaction Agreements as of the applicable date specified in such Portfolio Report.
(b)    Eligibility. Each such Receivable treated as having a positive Market Value included in any Portfolio Report is an Eligible Receivable as of date specified in such Portfolio Report as if such date were the Purchase Date.
(c)    Ownership. Each such Purchased Receivable, together with the Related Rights, immediately prior to giving effect to the sale thereof pursuant to the applicable Confirmation is owned by Seller free and clear of any Lien. The Master Repurchase Agreement, taken together with the applicable Confirmation, constitutes a valid sale to Buyer of all right, title and interest of Seller in the Purchased Receivables, together with the Related Rights, and all actions necessary to perfect the grant of the security interest by Seller in such Purchased Receivables pursuant to Section 6(a) of the Master Repurchase Agreement have been taken.
(d)    Consents. All authorizations, consents, orders or approvals of or registrations or declarations with any Governmental Authority required to be obtained, effected or given by Seller in connection with the conveyance of Receivables from Seller to Buyer hereunder have been duly obtained, effected or given and are in full force and effect.

5.3    Certain Covenants. Seller covenants with Buyer as follows:
(a)    [Reserved].
(b)    Preservation of Existence. Except as otherwise provided in this Section 5.3, Seller will keep in full force and effect its existence, rights and franchises as a limited liability company under the laws of its jurisdiction of formation, and Seller will obtain and preserve its qualification to do business as a foreign limited liability company in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Framework Agreement, any Transaction Agreements and any of the Purchased Receivables which have been conveyed under a Transaction Agreement, and to perform its duties under this Framework Agreement.
(c)    Performance of Agreements. Seller shall perform and comply with each Contract governing a Purchased Receivable in such a way as would not (or would not reasonably be expected to) materially and adversely affect the entitlement and/or ability to receive and/or to recover and/or enforce and/or collect payment of the full amount of such Purchased Receivable, and the exercise by Buyer of its rights under this Framework Agreement and the other Transaction Agreements shall not relieve Seller of such obligations.
(d)    Seller’s Obligations. Except as otherwise expressly provided herein, the obligations of Seller to make any payments contemplated by this Framework Agreement or the Master Repurchase Agreement are absolute and unconditional (including, in the case of its obligation to pay the Repurchase Price and any Price Differential, irrespective of the existence of, or the Receivable Balance of, any Purchased Receivables) and all payments to be made by Seller under or in connection with this Framework Agreement or the Master Repurchase Agreement, as applicable, shall be made free and clear of, and Seller hereby irrevocably and unconditionally waives all rights of, any counterclaim, set-off, deduction or other analogous rights or defenses, in connection with such obligations, which it may have against Buyer.
(e)    Books and Records; Marking of Records.
(i)    At all times, Seller will maintain books of account, with the particulars of all monies, goods and effects belonging to or owing to Seller or paid, received, sold or purchased in the course of Seller’s business, and of all such other transactions, matters and things relating to the business of Seller.
(ii)    At its expense, Seller will maintain records evidencing that the Purchased Receivables have been sold in accordance with the Master Repurchase Agreement and a security interest therein granted to Buyer.
(f)    Indemnification. Seller will indemnify and keep indemnified Buyer, their Affiliates, and their respective officers, directors, employees and agents and their successors and assigns (each, an “Indemnified Party”) against any cost, claim, loss, expense, liability or damages (including reasonable and documented legal costs and out-of-pocket expenses) arising out of or involving a claim or demand made by any Person (other than by any Indemnified Party) against such Indemnified Party (each a “Claim”) and incurred or suffered by it in connection with:
(i)    any representation or warranty made by Seller or Guarantor under or in connection with any Transaction Agreement (including with respect to any Portfolio Report delivered by Seller pursuant hereto) that shall have been false or incorrect when made or deemed made (without regard to any knowledge, materiality or Material Adverse Effect qualifiers contained therein);
(ii)    the failure by Seller to comply with any applicable Law with respect to any Purchased Receivable included in any Transaction Portfolio, or the nonconformity of any related Contract with any such applicable Law or any failure of Seller to keep or perform any of its obligations with respect to any such Contract;

(iii)    any failure of Seller or Guarantor to perform its duties, covenants or other obligations in accordance with the provisions of any Transaction Agreement;
(iv)    any products liability, personal injury or damage, suit or other similar claim arising out of or in connection with merchandise, insurance or services that are the subject of any Receivable in which any Indemnified Party becomes involved as a result of any of the transactions contemplated by the Transaction Agreements;
(v)    any investigation, litigation or proceeding related to or arising from any Transaction Agreement, any Transactions entered into thereunder, Seller’s use of the proceeds of such Transactions, the ownership of any Receivables originated by Seller, the Collateral or any exercise of remedies by Buyer with respect thereto, or any other investigation, litigation or proceeding relating to Seller or Guarantor in which any Indemnified Party becomes involved as a result of any of the transactions contemplated by the Transaction Agreements; and
(vi)    any civil penalty or fine assessed by OFAC or any other Governmental Authority administering any Anti-Terrorism Law, anti-money laundering law or Sanctions against, and all reasonable costs and expenses (including reasonable documented legal fees and disbursements) incurred in connection with defense thereof by, any Indemnified Party as a result of any action of Seller or its Affiliates;
provided, that notwithstanding the foregoing, in no event shall Seller be liable hereunder to any Indemnified Party or any other Person for (A) any special, indirect, consequential or punitive damages or (B) Claims to the extent arising from any Indemnified Party’s gross negligence or willful misconduct.
(g)    No Sales, Liens. Seller will not sell, pledge, assign (by operation of law or otherwise) or transfer to any other Person, or otherwise dispose of, or grant, create, incur, assume or suffer to exist any Lien (arising through or under the Seller) upon or with respect to, any Purchased Receivable or any interest therein, or assign any right to receive income in respect thereof, or take any other action inconsistent with Buyer’s ownership of, the Purchased Receivables, except to the extent arising under any Transaction Agreement and except as expressly permitted under the Transaction Agreements and Seller shall not claim any ownership interest in any Purchased Receivable and shall defend the right, title and interest of Buyer in, to and under the Purchased Receivables against all claims (other than any claims of third parties claiming through or under Buyer).
(h)    Contracts and Credit and Collection Policies; Modification of Receivables.
(i)    Seller shall timely and fully comply with and perform its obligations, covenants and other promises under the Contracts relating to the Purchased Receivables and the Credit and Collection Policies except insofar as any failure so to comply or perform would not materially and adversely affect the rights of Buyer.
(ii)    Seller will not amend, modify or waive in any material respect any term or condition relating to payments under or enforcement of any Contract related thereto.
(i)    Notice of Liens. Seller shall notify the Buyer promptly after becoming aware of any Lien arising through or under Seller on any Purchased Receivables other than the conveyances hereunder.
(j)    Documentation of Transfer. Seller shall timely file in all appropriate filing offices the documents which are necessary or advisable to perfect and maintain the perfection of the security interest granted by Seller under Paragraph 6(a) of the Master Repurchase Agreement in favor of Buyer in the Purchased Receivables.
(k)    Changes Concerning Seller. Seller will not change its (i) jurisdiction of organization, (ii) name or (iii) type of organization, unless it shall have notified Buyer of the same and delivered to Buyer all financing statement amendments and other documents necessary to maintain the perfection of the security interest granted by Seller under Paragraph 6(a) of the Master Repurchase Agreement in favor of Buyer under the Transaction Agreements in connection with such change or relocation without giving Buyer not less than 45 days’ prior written notice of such change.
(l)    Compliance with Laws. So long as any Transaction is outstanding, Seller will comply in all material respects with all applicable laws, rules, regulations and orders and preserve and maintain its existence, rights, franchises, qualifications, and privileges except to the extent that the failure so to comply with such laws, rules and regulations or the failure so to preserve and maintain such existence, rights, franchises, qualifications and privileges would not materially adversely affect the collectability of the Purchased Receivables or the ability of Seller to perform its obligations under the Transaction Agreements in all material respects.
(m)    Taxes. Subject to the provision by Buyer of the IRS Form W-8ECI in accordance with Section 3.3 and any other relevant tax forms and related documentation confirming its exemption from withholding Taxes (including, without limitation, withholding Taxes under FATCA), Seller will pay all Taxes (other than Excluded Taxes) and Seller shall indemnify and hold Buyer harmless from and against any Taxes (for the avoidance of doubt, other than Excluded Taxes), including any Taxes payable in connection with Purchased Receivables or the sale thereof contemplated by the Transaction Agreements.
(n)    Margin Reporting. So long as any Transaction is outstanding, Seller shall promptly following the later of (x) two (2) Business Days following after such Business Day and (y) having actual knowledge thereof notify Buyer in writing if, as of any Business Day, the aggregate Market Value of such the applicable Transaction Portfolio (after giving effect to any transfer of Additional Purchased Receivables pursuant to Paragraph 4(a) of the Master Repurchase Agreement) decreases to an extent sufficient to require the transfer of cash pursuant to Paragraph 4(a) of the Master Repurchase Agreement.
(o)    Request to Deliver Full Portfolio Report. So long as any Transaction is outstanding, if requested by Buyer from time to time, Seller shall, within five (5) Business Days of such request, deliver to Buyer an updated Full Portfolio Report for the applicable Transaction, which shall include a complete listing of all Purchased Receivables comprising the Transaction Portfolio as of the last day of the month immediately preceding the date on which such updated Portfolio Report is delivered and shall indicate the Market Value of the Transaction Portfolio as of such date; provided, that, so long as no Event of Default has occurred and is continuing, Buyer shall make such interim reporting request no more than once during any 12-month period.

(p)    Amendments to Securitization Facility Documents. Seller shall deliver (or cause to be delivered) to Buyer written notice of any actual or contemplated material amendment, supplement or other modification to any Securitization Facility Document (including a copy of such amendment, supplement or other modification) no less than five (5) Business Days (or such shorter period of time as may be consented to in writing by Buyer) prior to such amendment, supplement or other modification becoming effective, in each case to the extent such amendment, supplement or other modification could affect the sale of Seller Receivables contemplated hereby; provided that Buyer shall at the request of Seller execute a non-disclosure agreement to the extent required by any applicable confidentiality covenants.
(q)    Mergers, Sales, Etc. Any Person into which the Seller may be merged or consolidated, or any entity resulting from such merger or consolidation to which the Seller is a party, or any Person succeeding to the business of the Seller, shall be successor to the Seller hereunder, without execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided that Seller shall not merge or consolidate with or into any Person without giving Buyer not less than 45 days’ prior written notice thereof.
(r)    Sanctions. Seller shall not directly or knowingly indirectly, use the proceeds of any Transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such Transaction, is the subject of Sanctions, or in any other manner that will result in a violation of any applicable Sanctions by any individual or entity (including any individual or entity participating in the transactions contemplated by the Transaction Agreements).
6.    Reserved.
7.    Certain Calculations.
7.1    Buyer shall calculate the Funded Purchase Prices, and all other amounts to be calculated under the Transaction Agreements, as well as any adjustments thereto, which calculations shall be conclusive absent manifest error. Upon the reasonable request of Seller, Buyer shall promptly provide such calculations to Seller.
8.    Miscellaneous.
8.1    Further Assurances. Subject to Paragraph 6(d) of the Master Repurchase Agreement, Seller agrees that from time to time it will promptly execute and deliver such other documents and instruments, all instruments and documents, and take all further action that Buyer may reasonably request, to carry out the purpose and intent of the Transaction Agreements, including in order to perfect, protect or more fully evidence Buyer’s interest in the Purchased Receivables and any proceeds thereof.
8.2    Expenses. Seller shall, promptly following written demand thereof, which shall be accompanied by reasonable detail with respect thereto, pay all reasonably incurred costs, liabilities, losses, damages and expenses (including reasonable and documented fees and expenses of its outside counsel) incurred or suffered by Buyer in connection with (x) any amendments of the Transaction Agreements or any related documents after the Effective Date or (y) the occurrence of an Event of Default or the exercise of any remedies under the Transaction Agreements in connection therewith. Seller shall pay the reasonable and documented fees and expenses of its outside counsel incurred in connection with the negotiation, execution and delivery of the Transaction Agreements which amounts shall be paid on the Effective Date to the extent an invoice is received therefor no later than the Business Day prior to the Effective Date and otherwise no later than five (5) Business Days following receipt of such invoice.
8.3    Entire Agreement. This Framework Agreement, together with the other Transaction Agreements, constitutes the entire agreement between the Parties and supersedes all prior oral and written negotiations, communications, discussions, and correspondence pertaining to the subject matter of the Transaction Agreements.
8.4    Order of Precedence. If there is a conflict between this Framework Agreement and any other Transaction Agreement, this Framework Agreement will control unless the conflicting provision of the other Transaction Agreement specifically references the provision of this Framework Agreement to be superseded.
8.5    Amendments and Waivers. No amendment, supplement, modification or waiver of any provision of this Framework Agreement or any other Transaction Agreement, and no consent to any departure by Seller or Guarantor therefrom, shall be effective unless in writing signed by Buyer and Seller and/or Guarantor, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
8.6    Binding Effect. The Transaction Agreements will be binding upon and inure to the benefit of the Parties and their respective successors, and permitted assigns.
8.7    Assignment. Except as provided in this Framework Agreement or any other Transaction Agreement, neither this Framework Agreement nor any other Transaction Agreement, respectively, may be assigned or otherwise transferred, nor may any right or obligation hereunder or under another Transaction Agreement be assigned or transferred by any Party without the consent of the other Party. Any permitted assignee shall assume all obligations of its assignor under this Framework Agreement; provided, that if an Event of Default shall have occurred and be continuing, Buyer may assign all or any portion of its rights and obligations under any Transaction Agreement without the consent of Seller. Any attempted assignment not in accordance with this Section 8.7 shall be void.

8.8    Notices. All notices, requests, demands, and other communications required or permitted to be given under any of the Transaction Agreements to any Party must be in writing delivered to the applicable Party at the following address:

If to Buyer:

MUFG Bank, Ltd., New York Branch
1251 Avenue of the Americas
New York, New York 10020-1104
Attention:	Thomas Giuntini
E-Mail:	TGiuntini@us.mufg.jp

If to Seller:
USCC EIP LLC
30 N. LaSalle, Suite 4000
Chicago, IL 60602
Attention:  John M. Toomey
Telephone: 312-592-5308
Facsimile: 608-830-5530
Electronic Mail:  John.Toomey@tdsinc.com
With a copy to (which shall not constitute notice):
USCC EIP LLC
8410 West Bryn Mawr Avenue
Chicago, Illinois  60631
Attention:  Doug Chambers
Telephone: (773) 399-8930
Electronic Mail:  doug.chambers@uscellular.com
and
Sidley Austin LLP
One S. Dearborn Street
Chicago, Illinois 60603
Attention: John P. Kelsh, General Counsel
Telephone: (312) 853-7097
Facsimile: (312) 853-7036
Electronic Mail: jkelsh@sidley.com

or to such other address as such Party may designate by written notice to each other Party. Each notice, request, demand, or other communication will be deemed given and effective, as follows: (i) if sent by hand delivery, upon delivery; (ii) if sent by first-class U.S. Mail, postage prepaid, upon the earlier to occur of receipt or three days after deposit in the U.S. Mail; (iii) if sent by a recognized prepaid overnight courier service, one Business Day after the date it is given to such service; (iv) if sent by facsimile, upon receipt of confirmation of successful transmission by the facsimile machine; and (v) if sent by e-mail, upon acknowledgement of receipt by the recipient.
8.9    GOVERNING LAW. THIS FRAMEWORK AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAW PROVISIONS THEREOF OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
8.10    Jurisdiction. Each Party hereby irrevocably and unconditionally:
(a)    submits for itself and its property in any legal action or proceeding relating to this Framework Agreement, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the state of New York located in the Borough of Manhattan in the City of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;
(b)    consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;
(c)    agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable party at its respective address set forth in Section 8.8 or at such other address which has been designated in accordance therewith; and
(d)    agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Law or shall limit the right to sue in any other jurisdiction.

8.11    WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES ITS RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO ANY OF THE TRANSACTION AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED BY THE TRANSACTION AGREEMENTS, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY EITHER PARTY AGAINST THE OTHER, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. EACH PARTY HEREBY AGREES THAT ANY SUCH CLAIM OR CAUSE OF ACTION WILL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE PREVIOUS SENTENCE, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM, OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF ANY PORTION OF ANY TRANSACTION AGREEMENTS. THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENT, RENEWAL, SUPPLEMENT, OR MODIFICATION TO ANY OF THE TRANSACTION AGREEMENTS.
8.12    Severability. If any provision of a Transaction Agreement is held by a court of competent jurisdiction to be invalid, unenforceable, or void, that provision will be enforced to the fullest extent permitted by applicable Law, and the remainder of the applicable Transaction Agreement will remain in full force and effect. If the time period or scope of any provision is declared by a court of competent jurisdiction to exceed the maximum time period or scope that that court deems enforceable, then that court will reduce the time period or scope to the maximum time period or scope permitted by Law.
8.13    Survival. The provisions of Section 5.3(f), Section 5.3(m) and this Article 8 shall survive any termination or expiration of this Framework Agreement and any of the other Transaction Agreements.
8.14    Counterparts. This Framework Agreement shall be valid, binding, and enforceable against a party only when executed and delivered by an authorized individual on behalf of the party by means of (i) any electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, including relevant provisions of the Uniform Commercial Code (collectively, “Signature Law”); (ii) an original manual signature; or (iii) a faxed, scanned, or photocopied manual signature. Each electronic signature or faxed, scanned, or photocopied manual signature shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each Party shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any Party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Framework Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute one and the same instrument.
8.15    Right of Setoff. If an Event of Default shall have occurred and be continuing, Buyer is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off any obligations at any time owing by Buyer to or for the credit or the account of the Seller (other than obligations of Buyer arising under the Transaction Agreements) against any and all of the obligations of the Seller now or hereafter existing under this Framework Agreement or any other Transaction Agreement to Buyer, irrespective of whether or not Buyer shall have made any demand under this Framework Agreement or any other Transaction Agreement. The rights of Buyer under this Section 8.15 are in addition to other rights and remedies (including other rights of setoff) that Buyer may have. Buyer agrees to notify Seller promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.
8.16    Extensions of Facility Expiration Date. Notwithstanding anything in Section 8.5 to the contrary, on or before the date that is thirty (30) days prior to the Current Facility Expiration Date, the Parties hereto may, in their sole discretion, upon mutual written agreement, extend the Scheduled Facility Expiration Date then in effect for an additional Extension Period beyond the Current Facility Expiration Date, with such extension to become effective on the Current Facility Expiration Date.
8.17    USA PATRIOT Act. Buyer hereby notifies Seller that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Seller and Guarantor, which information includes name and address and other information that will allow Buyer to identify Seller and Guarantor, as applicable, in accordance with the Patriot Act. Seller shall, promptly following a request by the Buyer, provide all documentation and other information that the Buyer requests in order to comply with its ongoing obligations under applicable Anti-Terrorism Laws, including the Patriot Act.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Parties have executed this Framework Agreement as of the date first written above.

Buyer:

MUFG BANK, LTD., NEW YORK BRANCH

By:	/s/ Thomas Giuntini
Name:	Thomas Giuntini
Title:	Managing Director

[SIGNATURE PAGES CONTINUE ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties have executed this Framework Agreement as of the date first written above.

Seller:

USCC EIP LLC

By:	/s/ Douglas W. Chambers
Name:	Douglas W. Chambers
Title:	Authorized Person of USCC EIP LLC and Executive Vice President, Chief Financial Officer and Treasurer of United States Cellular Corporation

By:	/s/ John M. Toomey
Name:	John M. Toomey
Title:	Authorized Person of USCC EIP LLC and Vice President and Treasurer of Telephone and Data Systems, Inc.

SCHEDULE 1
DEFINITIONS
As used in the Transaction Agreements, the following terms have the following meanings unless otherwise defined in any Transaction Agreement:
“Additional Purchased Receivables” has the meaning set forth in the Master Repurchase Agreement.
“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, another Person or a Subsidiary of such other Person; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. A Person shall be deemed to control another Person if the controlling Person owns, directly or indirectly, 10% or more of any class of voting securities of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock or otherwise.
“Anti-Terrorism Laws” means any Requirements of Law relating to financing terrorism, “know your customer” or money laundering, including Executive Order No. 13224, the Patriot Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by the United States Treasury Department’s Office of Foreign Asset Control.
“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101 et seq.
“Beneficial Ownership Rule” means 31 C.F.R. § 1010.230.
“Business Day” means any day other than (i) a Saturday or Sunday or (ii) any other day on which national banking associations or state banking institutions in New York City, New York or Chicago, Illinois are authorized or obligated by law, executive order or governmental decree to be closed.
“Buyer” has the meaning set forth in the Preamble.
“Category A Receivables” means each Seller Receivable arising under a Contract with a sales credit class rated A, AC or E (Business Major and Regular only) as reflected on Seller’s books and records.
“Category B Receivables” means each Seller Receivable arising under a Contract with a sales credit class rated B, J, or K as reflected on Seller’s books and records.
“Category C Receivables” means each Seller Receivable arising under a Contract with a sales credit class rated D, DL, DM, BC, C, or E (Consumer and Sole Owner only) as reflected on Seller’s books and records.
“Category D Receivables” means each Seller Receivable arising under a Contract with a sales credit class rated CC, DC, L, L2, L3, LH, LM, M, M2, M3, MM, N, O, Y, or Z as reflected on Seller’s books and records.
“Category E Receivables” means each Seller Receivable arising under a Contract with a sales credit class rated X, X1, X2, X3, XC, XL, or XM as reflected on Seller’s books and records.
“Category F Receivables” means Seller Receivables not having the characteristics of any Seller Receivables in any other Receivables Category.
“Collateral” has the meaning set forth in the Master Repurchase Agreement.
“Collections” means, with respect to any Receivable, any payments (or equivalent) made by or on behalf of the related Obligor with respect to such Receivable, in the form of cash, checks, wire transfers, electronic transfers, ATM transfers or any other form of payment in accordance with a Contract in effect from time to time, and any other cash proceeds of such Receivable, including recoveries in respect of Defaulted Receivables and cash proceeds of Related Rights with respect to such Receivable.
“Confirmation” has the meaning set forth in the Master Repurchase Agreement.
“Consolidated Affiliate” means, with respect to any Person, each Affiliate of such Person (whether now existing or hereafter created or acquired) the financial statements of which are (or should be) consolidated with the financial statements of such Person in accordance with GAAP.
“Contract” means with respect to a Receivable, the retail installment contract, credit sale contract, retail installment obligation, or retail installment sale agreement or any other agreement between an Originator and an Obligor pursuant to or under which such Obligor shall be obligated to pay for a wireless communication device sold by such Originator, along with the agreements between the Originator or an Affiliate of such Originator and the related Obligor governing the terms and conditions of such contract, as such agreements or statements may be amended, modified or otherwise changed from time to time.
“Credit and Collection Policies” means, with respect to the Receivables and Related Rights, those policies and procedures of the Servicer (or one of its Affiliates) relating to the operation of its retail equipment installment plan sales contract financing business, including the established policies and procedures for determining the creditworthiness of sales contract customers, and relating to the origination, underwriting, servicing, administration, and maintenance of and collection of retail equipment installment plan sales contract receivables, as such policies and procedures may be amended, modified, or otherwise changed from time to time.

“Credit Facility Documents” means the First Amended and Restated Credit Agreement dated as of July 20, 2021 among Guarantor, each lender from time to time party thereto, Toronto Dominion (Texas) LLC, as Administrative Agent, and The Toronto-Dominion Bank, New York Branch, as L/C Issuer and as Swing Line Lender and each Guaranty (as defined therein).
“Current Facility Expiration Date” means, as of any time of determination, the Scheduled Facility Expiration Date (taking into account any prior extensions of the Scheduled Facility Expiration Date pursuant to Section 8.15).
“Defaulted Receivable” shall mean, as of any date of determination, any Receivable (without duplication) which (a) is sixty-one (61) days or more past due, (b) has been charged off as uncollectible in accordance with the Credit and Collection Policies, or (c) has been identified as fraudulent and has not been otherwise written-off or adjusted as of such date.
“Delinquent Receivable” means, as of any date of determination, any Receivable (without duplication) which  is thirty-one (31) days or more past due, but less than sixty (60) days past due, after its original Due Date, as of the last day of the most recently ended calendar month.
“Designated Jurisdiction” shall mean any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Dilutions” means, with respect to any Receivable, the aggregate amount of any reductions or adjustments in the Receivable Balance of such Receivable, including as a result of any defective, rejected, returned, repossessed or foreclosed goods or any credit, rebate, sales allowance, discount or other adjustment or setoff.
“Due Date” means, with respect to any Receivable, any date on which such Receivable becomes due and payable pursuant to the corresponding Invoice.
“Eligibility Criteria” means the criteria set forth in Part 2 of Schedule 3.
“Eligible Receivable” means, as of any time of determination, a Seller Receivable that meets all of the Eligibility Criteria as of the applicable time of determination.
“Event of Default” means any of the following:
(a)    Seller or Guarantor shall have failed to pay any Repurchase Price (other than the portion thereof attributable to Price Differential) or Margin Payment in respect of any Transaction when and as the same shall become due and payable and, in the case of the failure to pay any Margin Payment, such failure shall continue unremedied for a period of three (3) or more Business Days;
(b)    Seller or Guarantor shall have failed to pay any portion of Repurchase Price attributable to Price Differential, any fee required to be paid under the Fee Letter, any amount required to be refunded pursuant to Section 4.2(c) hereof, or any other amounts owing under any Transaction Agreement (other than amounts specified in clause (a) of this definition), in each case, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) or more Business Days;
(c)    [reserved];
(d)    Seller or Guarantor shall fail to observe or perform any covenant, condition or agreement contained in this Framework Agreement or any other Transaction Agreement (excluding any covenants, conditions or agreements specified in clauses (a), (b) or (c) of this definition) and such failure shall continue unremedied for a period of thirty (30) or more days;
(e)    any representation or warranty made or deemed made by or on behalf of Seller or Guarantor in or in connection with this Framework Agreement or any other Transaction Agreement shall prove to have been incorrect in any material respect when made or deemed made, and such failure to be correct shall continue unremedied for a period of thirty (30) or more days;
(f)    the grant by Seller if favor of Buyer of the security interest pursuant to Paragraph 6(a) of the Master Repurchase Agreement shall cease to be perfected with respect to any material portion of the Collateral , except to the extent released in accordance with, or in connection with a disposition permitted under, the Transaction Agreements;
(g)    an Event of Insolvency shall occur with respect to Seller or Guarantor;
(h)    the Guaranty shall cease to be in full force and effect, or its validity or enforceability shall be disputed by Seller or Guarantor;
(i)    Seller shall cease to be a wholly-owned direct or indirect subsidiary of Guarantor;
(j)    an “Event of Default” shall occur and be continuing under any Credit Facility Document if the effect of such “Event of Default” is to cause the indebtedness under such Credit Facility Document to be declared or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise) prior to its stated maturity or cash collateral in respect thereof to be demanded.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to an Indemnified Person or required to be withheld or deducted from a payment to an Indemnified Person: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed as a result of such Indemnified Person being organized under the laws of, or having its principal office in the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Indemnified Person pursuant to a law in effect on the Effective Date, (c) Taxes attributable to such Indemnified Person’s failure to provide relevant IRS forms and related documentation, and (d) any Taxes imposed pursuant to FATCA.

“Extension Period” means, with respect to any extension of the Scheduled Facility Expiration Date pursuant to Section 8.15, the period commencing on (and including) the Current Facility Expiration Date (prior to giving effect to such extension) and expiring on (but excluding) the anniversary of such Current Facility Expiration Date.
“Facility Expiration Date” means the Scheduled Facility Expiration Date in effect from time to time; provided, that (i) the Facility Expiration Date shall be deemed to have occurred on the first date (if any) upon which a Repurchase Date shall be deemed to occur pursuant to Paragraph 11 of the Master Repurchase Agreement, and (ii) on any Business Day Buyer may deliver a written notice to Seller terminating the Facility Term as of the date that is thirty (30) days following the receipt by Seller of such notice, in which case the Facility Expiration Date shall be deemed to occur on the last day of such thirty-day period.
“Facility Term” means the period beginning on the Effective Date and ending on the Facility Expiration Date.
“Fee Letter” means that certain Fee Letter Agreement dated as of the Effective Date, by and between Seller and Buyer.
“Framework Agreement” has the meaning set forth in the Preamble.
“Full Portfolio Report” means a report substantially in the form attached as Exhibit B to this Framework Agreement. The Full Portfolio Report shall set forth information with respect to the Purchased Receivables as of the end of the most recently ended calendar month.
“Funded Purchase Price” means, with respect to any Transaction entered into (or proposed to be entered into) on any Purchase Date, the excess of (a) the Purchase Price for such Transaction over (b) the amount of Repurchase Price under any Transaction whose Repurchase Date coincides with such Purchase Date which is netted against such Purchase Price in accordance with Paragraph 12 of the Master Repurchase Agreement (any such netting being subject to Paragraph 12 of Annex I to the Master Repurchase Agreement).
“Funded Repurchase Price” means, with respect to any Transaction expiring on any Repurchase Date, the excess of (a) the Repurchase Price for such Transaction over (b) the amount of any Purchase Price under any other Transaction whose Purchase Date coincides with such Repurchase Date which is netted against such Repurchase Price in accordance with Paragraph 12 of the Master Repurchase Agreement (any such netting being subject to Paragraph 12 of Annex I to the Master Repurchase Agreement).
“Funding Conditions” has the meaning set forth in Section 4.3(a).
“GAAP” means generally accepted accounting principles as applied in the United States.
“Governmental Authority” means the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
“Guarantor” means United States Cellular Corporation, a Delaware corporation.
“Guaranty” means that certain Guaranty, dated as of the Effective Date, executed by Guarantor in favor of Buyer.
“Insolvency Event” means, with respect to any Person:
(a)    such Person shall file a petition commencing a voluntary case under any chapter of the federal bankruptcy laws; or such Person shall file a petition or answer or consent seeking reorganization, arrangement, adjustment, or composition under any other similar Insolvency Law, or shall consent to the filing of any such petition, answer, or consent; or such Person shall appoint, or consent to the appointment of, a custodian, receiver, liquidator, trustee, assignee, sequestrator or other similar official in bankruptcy or insolvency of it or of any substantial part of its property; such Person shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due; or
(b)    the commencement by a court having jurisdiction in the premises of an action seeking: (i) a decree or order for relief in respect of such Person in a case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization, or other similar law, (ii) the appointment of a custodian, receiver, liquidator, conservator, assignee, trustee, sequestrator, or other similar official of such Person or (iii) the winding up or liquidation of the affairs of such Person, and notwithstanding the objection by such Person, any such action shall have remained undischarged or unstayed for a period of sixty (60) consecutive days or any order or decree providing the sought after relief, remedy or other action shall have been entered.
“Insolvency Law” means (a) the Bankruptcy Code and any other applicable federal or state liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, readjustment of debt, marshalling of assets, assignment for the benefit of creditors and similar debtor relief laws from time to time in effect in any jurisdiction affecting the rights of creditors generally.
“Invoice” means, with respect to any Receivable, the monthly bill related to such Receivable issued by or on behalf of the Servicer to the related Obligor.
“Lien” means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, equity interest, encumbrance, lien (statutory or other), preference, participation interest, priority or other security agreement or preferential arrangement of any kind or nature whatsoever, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing and the filing of any financing statement under the UCC or comparable law of any jurisdiction to evidence any of the foregoing.
“Margin Deficit” has the meaning set forth in the Master Repurchase Agreement.

“Margin Payment” means any cash required to be transferred by Seller to Buyer pursuant to Paragraph 4(a) of the Master Repurchase Agreement.
“Market Value” has the meaning set forth in the Master Repurchase Agreement.
“Master Repurchase Agreement” means that certain 1996 SIFMA Master Repurchase Agreement dated as of January 26, 2022, between Seller and Buyer, including Annex I thereto (and as amended thereby).
“Maximum Purchase Price” means $200,000,000.
“Monthly Date” means the last Business Day of each calendar month.
“Obligor” means, with respect to any Receivable and the related Contract, the Person or Persons party to the Contract who is (are) obligated to make payments with respect to such Receivable.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“Ordering Priority” means the selection of Unsold Receivables in accordance with the following order of priority:
(a) such Unsold Receivables consisting of (i) Category A Receivables shall be selected before any other Unsold Receivables, (ii) Category B Receivables shall be selected prior to any other Unsold Receivables (other than Category A Receivables), (iii) Category C Receivables shall be selected prior to any other Unsold Receivables (other than Category A Receivables and Category B Receivables), (iv) Category D Receivables shall be selected prior to any other Unsold Receivables (other than Category A Receivables, Category Receivables and Category C Receivables), (iv) Category E Receivables shall be selected prior to Category F Receivables, and (v) Category F Receivables shall be selected if there are no other Unsold Receivables in any other Receivables Category; and
(b) within each Receivables Category, such Unsold Receivables shall be selected based on the Origination Date (i.e., the earliest originated Receivable shall be selected first) and if Unsold Receivables have the same Origination Date, Unsold Receivables shall selected in descending order of the Receivable Balance thereof, with the Unsold Receivable having the highest Receivable Balance being selected first and the Unsold Receivable having the lowest Receivable Balance being selected last.
“Organizational Documents” means a Party’s articles, certificate of incorporation or certificate of formation and its by-laws, limited liability company agreement or similar governing instruments required by the laws of its jurisdiction of formation or organization.
“Origination Date” means, with respect to any Receivable, the date on which the Contract with respect thereto is entered into.
“Originator” or “Originators” means each Person party to the Receivables Sale Agreement from time to time as an “Originator”.
“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001).
“Party” and “Parties” have the meaning set forth in the Preamble.
“Permitted Business Day” means any Business Day that is at least five (5) Business Days prior to the next Monthly Date or the Facility Expiration Date and which is not a Business Day on which a Transaction is then scheduled to be in effect.
“Person” means any person or entity, including any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, governmental entity or other entity of any nature.
“Portfolio Report” means (x) in the case of the initial Transaction, a Full Portfolio Report and (y) otherwise, a Summary Portfolio Report.
“Potential Event of Default” means the occurrence of any event that, with the giving of notice or lapse of time, would become an Event of Default.
“Price Differential” has the meaning set forth in the Master Repurchase Agreement.
“Proceeding” means any suit in equity, action at law or other judicial or administrative proceeding.
“Purchase Date” has the meaning set forth in the Master Repurchase Agreement.
“Purchase Time” means, with respect to any transfer of Receivables on a Purchase Date or pursuant to Paragraph 4(a) of Annex I to the Master Repurchase Agreement, the time of day on such Purchase Date or such day when Receivables are transferred to Buyer pursuant to Paragraph 4(a) of Annex I to the Master Repurchase Agreement specified in the definition of Ordering Priority and Paragraph 4(a), respectively.
“Purchase Price” has the meaning set forth in the Master Repurchase Agreement.
“Purchased Receivables” has the meaning set forth in the Master Repurchase Agreement.

“Receivable” means any indebtedness, payment obligation or other amounts payable by an Obligor from time to time in connection with a Contract, including amounts payable for Scheduled Payments, whether constituting an account, chattel paper, instrument, payment intangible or general intangible arising out of or in connection with the sale of new or used retail equipment installment plan sales contracts, which is sold from time to time by the applicable Originator to the Seller pursuant to the Receivables Sale Agreement, and in each case identified on the applicable Portfolio Report delivered pursuant to the Transaction Agreements.
“Receivable Balance” means, with respect to any Receivable, as of any date or time of determination the sum of the unpaid Scheduled Payments thereon, which, for the avoidance of doubt, shall be net of any Dilutions in respect thereof, in each case, as of such date or time of determination, as applicable; provided, that in the case of Receivables relating to Obligors and related devices that are eligible for a device upgrade pursuant to the terms of the related Contract, the Receivable Balance shall mean only the amount of the unpaid Scheduled Payments owing by such Obligor prior to the date on which the Contract becomes eligible for an upgrade; provided further, that the Receivable Balance of any Receivable may not exceed the outstanding principal amount, if any, owing by the related Obligor, and provided further, that the Receivable Balance of any Receivable which is an Ineligible Receivable as of such date or time of determination, as applicable, shall be zero.
“Receivables Category” means Category A Receivables, Category B Receivables, Category C Receivables, Category D Receivables, Category E Receivables or Category F Receivables.
“Receivables Sale Agreement” means that certain Receivables Sale Agreement, dated as of March 17, 2017, among each of the initial Originators named therein (and such additional Originators that may become party thereto from time to time), as sellers, and USCC EIP LLC, as purchaser.
“Related Rights” means, with respect to any Receivable, all of Seller’s right, title and interest in, to and under:
(a)    the related Contract (but not Seller’s or the applicable Originator’s obligations, if any, under such Contract), all property (other than, in each case, any wireless device or Surrendered Device and any insurance contract related thereto), security interests, hypothecations, reservations of ownership, liens or other adverse claims and property subject thereto from time to time purporting to secure payment of such Receivable, whether pursuant to the contract pursuant to which such Receivable was originated, together with all financing statements, registrations, hypothecations, charges or other similar filings or instruments against an Obligor and all security agreements describing any collateral securing such Receivable, if any;
(b)    all guarantees, letters of credit, insurance and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Receivable whether pursuant to the Contract related to such Receivable or otherwise;
(c)    all Collections with respect to such Receivable;
(d)    all rights under the related Contract and related assignment as they relate to such Receivable; and
(e)    all of Seller’s right, title and interest in, to and under the Receivables Sale Agreement, including, without limitation, all amounts due or to become due to Seller from the applicable Originator under the Receivables Sale Agreement and all rights, remedies, powers, privileges and claims of Seller against any Originator under the Receivables Sale Agreement (whether arising pursuant to the terms of the Receivables Sale Agreement or otherwise available to Seller at law or in equity).
“Repurchase Date” has the meaning set forth in the Master Repurchase Agreement.
“Repurchase Price” has the meaning set forth in the Master Repurchase Agreement.
“Requirements of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, whether federal, state or local (including usury laws and the federal Truth in Lending Act).
“Sanctions” shall mean any economic or financial sanctions or trade embargoes imposed, administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury (“HMT”) or other relevant sanctions authority.
“Scheduled Facility Expiration Date” means January 31, 2023, as such date may be extended from time to time pursuant to Section 8.15.
“Scheduled Payment” on a Receivable means the scheduled periodic payment of principal and, if applicable, interest, required to be made by the Obligor.
“Securitization Facility Documents” means (i) the Master Indenture, dated as of December 20, 2017, among USCC Master Note Trust, USCC Services, LLC and U.S. Bank National Association, as Indenture Trustee, as the same may be amended, supplemented or otherwise modified from time to time and (ii) the Receivables Purchase Agreement dated as of December 20, 2017 between Seller and USCC Receivables Funding LLC.
“Securitization Transfer Notice” means a notice in the form of Exhibit D hereto identifying Receivables that are to be transferred pursuant to the Securitization Facility Documents and specifying the date on which such Receivables are to be so transferred.
“Seller” has the meaning set forth in the Preamble.
“Seller Receivable” means a Receivable owned by Seller.

“Servicer” has the meaning set forth in the Master Repurchase Agreement.
“Subject Receivable” has the meaning set forth in the Master Repurchase Agreement.
“Subsidiary” means, as to any Person, any other Person that is controlled, directly or indirectly by such Person; and for purposes of this definition, the term “control” means: (a) the direct or indirect ownership of a majority of the Voting Shares of such Person, (b) having the right to appoint a majority of the board of directors or supervisory board or like board or body, or (c) having the power to direct the management and policies of such Person, whether through the ownership of such Voting Shares, by contract or otherwise.
“Summary Portfolio Report” means a report substantially in the form attached as Exhibit C to this Framework Agreement. The Summary Portfolio Report shall set forth information with respect to the Purchased Receivables as of the second Business Day prior to the delivery thereof.
“Surrendered Device” means a qualifying device under a Contract that is traded in by the related Obligor in termination of its remaining payment obligations under the terms of such Contract.
“Tax” means all taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges payable to or imposed by any Governmental Authority, including any stamp, registration, documentation, sales, use, excise or similar taxes and inclusive of any interest, additions to tax, penalties or fines applicable thereto.
“Transaction” has the meaning set forth in the Master Repurchase Agreement.
“Transaction Agreements” has the meaning set forth in Section 2.1.
“Transaction Notice” has the meaning set forth in Section 4.1.
“Transaction Period” has the meaning set forth in the Master Repurchase Agreement.
“Transaction Portfolio” means, with respect to any Transaction, the portfolio of Receivables comprising the Purchased Receivables acquired by Buyer in connection with such Transaction in accordance with the terms of the Master Repurchase Agreement and applicable Confirmation, which shall consist of (i) Seller Receivables that are Eligible Receivables selected as Purchased Receivables as of the applicable Purchase Date, which selection shall occur by application of the Ordering Priority at 9:00 a.m. on such Purchase Date until the aggregate Market Value of the Receivables selected equals or exceeds 125% of the applicable Purchase Price for such Transaction (it being understood that no determination regarding the Purchased Receivables so selected (including the identification thereof) shall be required to be made for any purpose under this Agreement or any other Transaction Agreement prior to two (2) Business Days following the applicable Purchase Date) and (ii) all additional Seller Receivables subsequently transferred by Seller to Buyer as Additional Purchased Receivables during the Transaction Period for such Transaction pursuant to Paragraph 4(a) of the Master Repurchase Agreement (it being understood that no determination regarding the Additional Purchased Receivables so transferred (including the identification thereof) shall be required to be made for any purpose under this Agreement or any other Transaction Agreement prior to two (2) Business Days following the applicable Transfer Date) (including any such Seller Receivables reflected as having been so transferred in any Portfolio Report delivered by Seller), in each case, together with all Related Rights pertaining to such Receivables; provided, that any such Receivables and Related Rights that are re-transferred to Seller pursuant to Paragraph 4(f) of Annex I to the Master Repurchase Agreement in connection with Seller’s delivery of a Securitization Transfer Notice shall thereafter cease to be included in such Transaction Portfolio.
“Transfer Date” means, with respect to any Receivable included (or proposed to be included) in the Transaction Portfolio for any Transaction (x) if such Receivable is included in the Transaction Portfolio as of such Purchase Date, the Purchase Date for such Transaction or (y) if such Receivable is not included in the Transaction Portfolio as of such Purchase Date, the date on which such Receivable is transferred from Seller to Buyer pursuant to Paragraph 4(a) of the Master Repurchase Agreement.
“UCC” means the Uniform Commercial Code, as amended from time to time, as in effect in any specified jurisdiction.
“Unsold Receivable” means, as of any date, a Seller Receivable that is an Eligible Receivable and that is not a Purchased Receivable subject to an outstanding Transaction as of such date and is not a Subject Receivable with respect to which Seller has delivered a Securitization Transfer Notice; provided, that for purposes of applying the Ordering Priority on any Purchase Date that coincides with the Repurchase Date for an expiring Transaction, the Seller Receivables then constituting Purchased Receivables subject to such expiring Transaction shall be deemed to be Unsold Receivables as of the applicable Purchase Time.
“Voting Shares” means, with respect to any Person, any class or classes of capital stock or other ownership interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect directors, managers or trustees of such Person (irrespective of whether or not, at the time, stock of any other class or classes has, or might have, voting power by reason of the happening of any contingency).

SCHEDULE 3

ELIGIBILITY CRITERIA
In order for a Receivable to meet the Eligibility Criteria in respect of any Transaction as of any date of determination, it must satisfy all of the following (in each case, as of such date of determination, or as otherwise provided below):
(a)    it is in existence;
(b)    it is payable in United States dollars;
(c)    it has an Obligor that is (i) not a Consolidated Affiliate of Seller, (ii) if not a natural person, organized under the laws of the United States, a State thereof or the District of Columbia and (iii) as of the date specified in the Portfolio Report delivered in connection with the Transaction Date for the applicable Purchase Date, is not identified by the applicable Originator or Seller in its computer files as being the subject of a voluntary or involuntary bankruptcy proceeding;
(d)    as of the applicable Purchase Time, it is not a Delinquent Receivable;
(e)    it has not been identified by the applicable Originator or Seller or the relevant Obligor as having been incurred as a result of fraudulent use;
(f)    the sale, assignment or transfer of such Receivable by the applicable Originator or Seller does not require any consent or approval by the related Obligor and does not contain a confidentiality provision that restricts or purports to restrict the exercise of rights under the Contract by the holder of such Contract;
(g)    it has an Obligor that is in good standing;
(h)    it has not been charged off as uncollectible in accordance with the Credit and Collection Policies or otherwise written-off;
(i)    it arises under a Contact that has an original term of no more than thirty-six (36) months;
(j)    [reserved];
(k)    [reserved];
(l)    it has a Contract that relates to an agreement for service provided by an Affiliate of the Servicer, which requires the Obligor to maintain service with an Affiliate of the Servicer (a breach of which accelerates amounts due under the Contract), and which contains cross-default provisions with the related service agreement;
(m)    it was created in compliance in all material respects with the Servicer’s underwriting criteria and the Credit and Collection Policies and all Requirements of Law applicable to the applicable Originator and pursuant to a Contract which complies with all Requirements of Law applicable to the applicable Originator;
(n)    with respect to which all material consents, licenses, approvals or authorizations of, or registrations or declarations with, any Governmental Authority required to be obtained, effected or given by the applicable Originator or Seller in connection with the creation of such Receivable or the execution, delivery and performance by the applicable Originator or Seller of its obligations, if any, under the related Contract have been duly obtained, effected or given and are in full force and effect;
(o)    (i) as of the applicable Purchase Time, the applicable Originator has good and marketable title thereto free and clear of all liens, and (ii) at the time of the sale of such Receivable to Buyer, Seller has good and marketable title thereto free and clear of all liens;
(p)    it has been the subject of a valid sale and assignment from (i) the applicable Originator to Seller of all of such Originator’s right, title and interest therein and (ii) Seller to Buyer of all of Seller’s right, title and interest therein;
(q)    it is the legal, valid and binding payment obligation of the Obligor thereon, enforceable against such Obligor in accordance with its terms, except as such enforceability may be limited by applicable Insolvency Laws and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);
(r)    it constitutes an “account,” “general intangible,” “payment intangible,” or “chattel paper” as defined in Article 9 of the UCC as then in effect in the State of Delaware and the State of New York;
(s)    as of the applicable Purchase Time, it has not been waived or modified except as permitted in accordance with the Credit and Collection Policies and which waiver or modification is reflected in the applicable Originator’s and the Seller’s computer file of retail installment sales contracts at the time of its sale to Buyer;
(t)    as of the applicable Purchase Time, it is not subject to any right of rescission, setoff, counterclaim or any other defense (including the defenses arising out of violations of usury laws), other than defenses arising out of applicable Insolvency Laws or other similar laws affecting the enforcement of creditors’ rights in general and except as such enforceability may be limited by general principles of equity (whether considered in a suit at law or in equity);

(u)    (i) as to which, at the time of its sale to Seller, the applicable Originator has not taken any action which would impair, or omitted to take any action the omission of which would impair, the rights of the Seller therein, and (ii) as to which, as of the applicable Purchase Time, Seller has not taken any action which would impair, or omitted to take any action the omission of which would impair, the rights of Buyer therein;
(v)    as to which, (i) at the time of its sale to Seller, the applicable Originator has satisfied and fully performed all of its obligations under the related Contract, and (ii) as of the applicable Purchase Time, Seller has satisfied and fully performed all of its obligations under the related Contract (if any); and
(w)    it (i) was originated in the ordinary course of business from the sale of a device, and (ii) satisfies all of the requirements of the Credit and Collection Policies.

Exhibit A
Form of Transaction Notice

MUFG BANK, LTD., a Japanese limited company acting through its New York Branch, as Agent
RE:    Transaction under the Framework Agreement and the Master Repurchase Agreement

Ladies and Gentlemen:
This Transaction Notice is delivered to you pursuant to Section 4.1 of the Master Framework Agreement, dated as of January 26, 2022 (the “Framework Agreement”), by and between USCC EIP LLC, as seller (the “Seller”), and MUFG Bank, Ltd., New York Branch (“Buyer”), relating to repurchase transactions to be entered into pursuant to the terms of the 1996 SIFMA Master Repurchase Agreement, dated as of January 26, 2022, including Annex I thereto (the “Master Repurchase Agreement”) by and between Seller and Buyer. Capitalized terms used but not defined herein have the meanings set forth in the Framework Agreement, or if not defined therein, in the Master Repurchase Agreement.
Seller hereby requests that, in accordance with the terms of the Framework Agreement, a Transaction under the Master Repurchase Agreement with a proposed Purchase Price of $__________________ be entered into on the proposed Purchase Date of _____________________, with a proposed Repurchase Date of ________________________. Attached hereto is a completed Portfolio Report required to be delivered pursuant to Section 4.1(a).]

Exhibit B
FORM OF FULL PORTFOLIO REPORT

Reference is hereby made to (i) the Master Framework Agreement dated as of January 26, 2022 (the “Framework Agreement”) between USCC EIP LLC and MUFG Bank, Ltd., New York Branch and (ii) the 1996 SIFMA Master Repurchase Agreement dated as of January 26, 2022 (including, and as amended by, Annex I thereto, the “Master Repurchase Agreement”), between USCC EIP LLC and MUFG Bank, Ltd., New York Branch. Capitalized terms used but not defined herein shall have the meaning set forth in the Master Repurchase Agreement. In accordance with and subject to the terms and conditions of the Framework Agreement and the Master Repurchase Agreement, this report constitutes a “Full Portfolio Report” required to be delivered pursuant to Section 4.1(a) or Section 5.3(o) of the Framework Agreement, as applicable, and sets forth certain information with respect to the portfolio of Seller Receivables as of the date specified herein.

Exhibit C
FORM OF SUMMARY PORTFOLIO REPORT
Reference is hereby made to (i) the Master Framework Agreement dated as of January 26, 2022 (the “Framework Agreement”) between USCC EIP LLC and MUFG Bank, Ltd., New York Branch and (ii) the 1996 SIFMA Master Repurchase Agreement dated as of January 26, 2022 (including, and as amended by, Annex I thereto, the “Master Repurchase Agreement”), between USCC EIP LLC and MUFG Bank, Ltd., New York Branch. Capitalized terms used but not defined herein shall have the meaning set forth in the Master Repurchase Agreement. In accordance with and subject to the terms and conditions of the Framework Agreement and the Master Repurchase Agreement, this report constitutes a “Summary Portfolio Report” required to be delivered pursuant to Section 4.1(a) of the Framework Agreement, as applicable, and sets forth certain information with respect to the portfolio of Seller Receivables as of the date specified herein.

MUFG Reporting

UScellular
MUFG EIP Repo Facility
[DATE]

	Eligible Receivables
Category A Receivables:	
Category B Receivables:	
Category C Receivables:	
Category D Receivables:	
Category E Receivables:	
Category F Receivables:	
Initial Repo-Eligible	-
Reconciling Item	
Net Repo-Eligible	-

Exhibit D
FORM OF SECURITIZATION TRANSFER NOTICE

Dated:     [Date]

To:    MUFG Bank, Ltd., New York Branch (“Buyer”)

Attention:    Thomas Giuntini
1251 Avenue of the Americas
New York, New York 10020-1104
E-Mail:    TGiuntini@us.mufg.jp

From:    USCC EIP LLC (“Seller”)
30 N. LaSalle, Suite 4000
Chicago, IL 60602
Attention: John M. Toomey
Telephone: 312-592-5308
Facsimile: 608-830-5530
Electronic Mail: John.Toomey@tdsinc.com

Re:    Securitization Transfer Notice
____________________________________________________________________________________________

Dear MUFG Bank, Ltd., New York Branch:

This Securitization Transfer Notice (this “Notice”) is being delivered to you pursuant to Paragraph 4(f) of Annex I to that certain 1996 SIFMA Master Repurchase Agreement, dated as of January 26, 2022 (as amended by such Annex I and as further amended and supplemented from time to time, the “Master Repurchase Agreement”) between Buyer and Seller. Capitalized terms used but not defined in this Notice shall have the meanings set forth in the Master Repurchase Agreement.

The purpose of this Notice is to notify Buyer that those Receivables set forth on Attachment 1 hereto are to be transferred pursuant to the Securitization Facility Documents on the date hereof (the “Securitization Transfer Date”).

Any Subject Receivables identified in such Attachment 1 shall be automatically re-transferred to Seller from Buyer, and the security interest in such Subject Receivables (and in the Related Rights pertaining thereto) granted pursuant to Paragraph 6 of the Master Repurchase Agreement shall be automatically released as, when and to the extent provided in Paragraph 4(f) of Annex I to the Master Repurchase Agreement.

Seller represents and warrants that upon giving effect to such re-transfer of Subject Receivables to Seller and the transfer of Additional Purchased Receivables on the Business Day prior to the Securitization Transfer Date, the Market Value (as of the second Business Day prior to such Business Day) of all Purchased Receivables subject to a Transaction will be at least equal to Buyer’s Margin Amount.

Very truly yours,

USCC EIP LLC

By:
Name:
Title